InterDigital Announces First Quarter 2012 Financial Results
Company Signs Five New or Expanded License Agreements Year-to-Date, all Covering LTE Technologies
KING OF PRUSSIA, Pa.--(BUSINESS WIRE)-- InterDigital, Inc. (NASDAQ: IDCC) today announced results for the first quarter ended March 31, 2012.
Highlights for first quarter 2012:

•	Revenue of $69.3 million

•	Net income of $10.9 million, or $0.24 per diluted share

•	Ending cash and short-term investments totaling $616.0 million

William J. Merritt, InterDigital's President and Chief Executive Officer, commented, “We started 2012 with solid momentum in licensing by signing five new or expanded license agreements, all of which include coverage of LTE wireless technologies. We continue to drive the licensing pipeline with other prospective licensees and press forward with our ITC litigation against Nokia, LG, Huawei and ZTE as well. Based on the strength of our patent portfolio and licensing program, we remain confident in our ability to grow our revenue consistent with our strategic plan."

"We also maintain our belief in the adoption of the technologies that we have developed over the last five years," continued Merritt. "At the Mobile World Congress, our vision of a 'network of networks' closely aligned with the industry's vision of how to address network, device and content challenges. This bodes well for additional licensing opportunities for the company, as we believe the inventions we create today will drive tomorrow's mobile devices, networks, and services worldwide.”

First Quarter 2012 Summary

Revenue in first quarter 2012 totaled $69.3 million, a 12 percent decrease from $78.5 million in first quarter 2011. Patent licensing royalties of $68.6 million in first quarter 2012 declined $8.4 million, or 11 percent, from $77.0 million in first quarter 2011. Per-unit royalties were $34.4 million in first quarter 2012, a decrease of $5.1 million, or 13 percent, from $39.5 million in first quarter 2011, primarily due to lower royalties from a decline in sales by the company's Japanese per-unit licensees. Fixed fee royalty revenue totaled $33.7 million in first quarter 2012, a decline of $1.5 million, or 4 percent, over $35.2 million in first quarter 2011. Past sales of $0.5 million in first quarter 2012 related to a new patent license agreement signed during the quarter. Additionally, technology solutions revenue decreased to $0.7 million in first quarter 2012 from $1.5 million in first quarter 2011, primarily due to lower royalties recognized in connection with the company's SlimChip modem IP business. As of March 31, 2012, the company has deferred $33.1 million, including $3.4 million in first quarter 2012, of disputed SlimChip modem IP royalties pending the outcome of an ongoing arbitration. Licensees that accounted for ten percent or more of first quarter 2012 total revenue were Samsung Electronics Co., Ltd. (“Samsung”) (37 percent), Research in Motion Limited (“RIM”) (17 percent) and HTC Corporation (“HTC”) (11 percent).
The company's first quarter 2012 net income was $10.9 million, or $0.24 per diluted share, a decrease of 53 percent from $23.3 million, or $0.51 per diluted share, in first quarter 2011 due to lower revenue and higher intellectual property enforcement and non-patent litigation costs.

First quarter 2012 operating expenses were $49.9 million, an increase of $8.8 million from $41.1 million in first quarter 2011. This increase was primarily due to increases in intellectual property enforcement and non-patent litigation costs ($12.3 million in first quarter 2012 versus $4.1 million in first quarter 2011), primarily due to costs associated with the ITC patent infringement proceeding initiated in second half 2011. Not including intellectual property enforcement and non-patent litigation costs, operating expenses increased $0.6 million or 1.4 percent.
First quarter 2012 net other expense of $2.7 million increased $1.8 million from $0.9 million in first quarter 2011. The increase primarily resulted from the recognition of $3.7 million of interest expense associated with the company's 2.50% Senior Convertible Notes due 2016 issued on April 4, 2011. First quarter 2011 included $1.3 million of expense associated with investment impairments. In each period, the above-noted expenses were partially offset by interest income, which increased slightly in first quarter 2012 due to higher cash balances.
The company's first quarter 2012 effective tax rate was approximately 34 percent, compared to 36 percent for first quarter 2011. The decrease in the effective tax rate was primarily driven by recognition of a tax benefit in first quarter 2012 and non-deductible investment impairment charges recognized in first quarter 2011.
In first quarter 2012, the company used $34.9 million in free cash flow1 compared to $12.8 million used in first quarter 2011. This decrease in free cash flow is primarily related to lower cash receipts in first quarter 2012. Additionally, during first quarter 2012, the company returned capital to shareholders in the form of $25.3 million in share repurchases and a $4.6 million dividend payment.
"We are pleased with the momentum of our licensing program and expect positive revenue contributions from our five recently signed agreements and any new agreements moving forward," commented Scott McQuilkin, Chief Financial Officer. "Opportunities remain robust, and we continue to use the strength of our balance sheet to pursue opportunities of strategic interest as well as return capital to our shareholders. As of April 25th, we have repurchased approximately $75 million in shares under our $100 million share repurchase authorization, and we have maintained our regular quarterly dividends. In addition, we are actively marketing a modest portion of our large patent portfolio to interested parties. We will provide an update of our revenue expectations for second quarter 2012 after we receive and review the applicable patent license and product sales royalty reports."
Conference Call Information
InterDigital® will host a conference call on Wednesday, April 25, 2012 at 6:00 p.m. Eastern Time to discuss its first quarter 2012 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 5:50 p.m. ET on April 25 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 9:00 p.m. ET April 25 through 9:00 a.m. ET April 30. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 7935044.

About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our plans to continue to drive our licensing pipeline and press forward with our ITC litigation against Nokia, LG, Huawei and ZTE; (ii) our continued confidence in our ability to grow our revenue consistent with our strategic plan, based on the strength of our patent portfolio and licensing program; (iii) our continued belief in the adoption of the technologies that we have developed over the last five years; (iv) our belief that the close alignment of our vision of a network of networks with the industry's vision at Mobile World Congress bodes well for additional licensing opportunities for the company; (v) our belief that the inventions we create today will drive tomorrow's mobile devices, networks and services worldwide; (vi) our expectation of positive revenue contributions from our five recently signed agreements and any new agreements moving forward; (vii) our belief that opportunities remain robust; (viii) our intention to continue to actively market a modest portion of our large patent portfolio to interested parties and (ix) our plans to provide an update of our revenue expectations for second quarter 2012 after we receive and review the applicable patent license and product sales royalty reports. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (vii) changes or inaccuracies in market projections. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Per-unit royalty revenue	$34,446	$39,450
Fixed fee amortized royalty revenue	33,681	35,201
Past sales	455	2,311
Technology solutions revenue	723	1,496
Total Revenue	69,305	78,458

OPERATING EXPENSES:
Patent administration and licensing	23,228	15,948
Development	17,489	17,424
Selling, general and administrative	9,183	7,780
	49,900	41,152

Income from operations	19,405	37,306

OTHER EXPENSE	(2,734)	(942)
Income before income taxes	16,671	36,364
INCOME TAX PROVISION	(5,741)	(13,025)
NET INCOME	$10,930	$23,339
NET INCOME PER COMMON SHARE — BASIC	$0.24	$0.52
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	45,401	45,306
NET INCOME PER COMMON SHARE — DILUTED	$0.24	$0.51
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	45,946	45,872
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Net Income before income taxes	$16,671	$36,364
Taxes paid	(906)	(3,048)
Non-cash expenses	10,084	8,819
Increase in deferred revenue	17,718	17,338
Deferred revenue recognized	(56,865)	(61,610)
(Decrease) in operating working capital, deferred charges and other	(12,407)	(3,070)
Capital spending and patent additions	(9,158)	(7,602)
FREE CASH FLOW	(34,863)	(12,809)

Tax benefit from share-based compensation	1,468	564
Payments on long-term debt, including capital leases	(77)	(46)
Dividends paid	(4,570)	(4,526)
Share repurchases	(25,325)	—
Net proceeds from exercise of stock options	240	2,612
Unrealized gain/(loss) on short-term investments	1,135	(23)
NET (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$(61,992)	$(14,228)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Cash & short-term investments	$616,002	$677,994
Accounts receivable (net)	31,029	28,079
Current deferred tax assets	52,573	53,990
Other current assets	6,239	8,824
Property & equipment and patents (net)	147,474	145,960
Other long-term assets (net)	79,100	82,121
TOTAL ASSETS	$932,417	$996,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$104	$180
Accounts payable, accrued liabilities, taxes payable & dividends payable	33,242	38,886
Current deferred revenue	108,212	134,087
Long-term deferred revenue	140,681	153,953
Long-term debt & other long-term liabilities	196,906	198,180
TOTAL LIABILITIES	479,145	525,286
SHAREHOLDERS' EQUITY	453,272	471,682
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$932,417	$996,968

RECONCILIATION OF FREE CASH FLOW TO NET CASH
USED IN OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended
	March 31,
	2012	2011
Net cash used in operating activities	$(25,705)	$(5,207)
Purchases of property, equipment, & technology licenses	(531)	(931)
Patent additions	(8,627)	(6,671)
Free cash flow	$(34,863)	$(12,809)

Media Contact:	Investor Contact:
Patrick Van de Wille	Janet Point
patrick.vandewille@interdigital.com	janet.point@interdigital.com
+1 (858) 210-4814	+1 (610) 878-7866